EXHIBIT 99.2

Earnings Conference Call July 23, 2009

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 2nd quarter of 2009. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Despite today’s challenging economic climate, VASCO is pleased to report that the first two quarters of 2009 were profitable quarters.

Revenues for Q2 were $24.5 million, a decrease of 31% compared to 2nd quarter 2008 and up approximately 6% over Q1 2009. Q2 2009 was our 26th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was 68% of revenue and our operating income was approximately 6% of revenue.

During the quarter, we sold an additional 350 new accounts, including 44 new banks, and 306 new enterprise security customers. This compares to the second quarter a year ago in which we sold 516 new accounts, including 79 banks and 437 enterprise security customers. We now have approximately 9,000 customers, including almost 1,300 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

Our revenue for Q2 was only up slightly when compared with Q1 2009. This compares to past 2nd quarters that were historically much stronger than the 1st quarter. We expect the 3rd quarter, which has historically been weaker than the 2nd quarter, to continue to be challenged by the economic headwinds we have been experiencing over the last three quarters. However, we are very encouraged by an increase in RFP’s (Requests for Proposals) and an improvement in our weighted forecast, both signs that the financial crisis is bottoming out and that VASCO’s business model is holding up in these difficult times.

As you know, we began to diversify our business model approximately six years ago.

VASCO has diversified its business on several levels:

-	Its technology

-	Its targeted vertical markets

-	Its targeted geographic markets

-	Its customer concentration

In the technology field, VASCO has invested in software, PKI (Public Key Infrastructure) and services. These technologies are now part of our market offerings, and are creating significant revenues.

In 2002, we decided to increase our investment in businesses outside of the banking market. In order to diversify our business, we increased our focus on selling through the reseller channel in order to bolster our Enterprise and Application Security business. We have been successful with this strategy, and in 2008 we reported $24 million in revenue for Enterprise and Application Security, compared to only $3.2 million in revenue for 2002. This $24 million actually exceeded all of our revenue for 2003.

We have also diversified geographically. Our global reach is another strong point for VASCO. We have a worldwide presence and customers in over 100 countries. Regions such as South-East Asia, Latin America and the BRIC countries in general have grown significantly in importance for VASCO. VASCO is recognized as a market leader in those countries. This was illustrated by strong attendance at recent VASCO marketing events including the Banking Summit in Beijing, China and the CIAB Brazilian Federation of Banks (Febraban) Conference in Sao Paulo, Brazil.

Last, our customer concentration has improved. In 2002, our top ten customers accounted for 67% of our revenue. In 2008, our top ten customers accounted for 44% of our revenue. In 2003, we had two 10% customers. We have had no 10% customers since 2006. This means that today, our business has a much broader customer base, and is less exposed to the decisions of a concentrated customer group.

I am very pleased to report that Q2 produced a positive cash flow of over $10 million. This positive cash flow and our cash balance of over $67 million give us the flexibility to manage our business intelligently and to look for investments in growth opportunities. Other companies not so fortunate may be limited in their ability to invest in their business for long term growth. We hope to take advantage of this edge. In fact, although we will continue to maintain our general cost containment programs due to challenging market conditions, we have already began the process of adding additional sales staff where opportunities for growth are promising.

In times of crisis, companies often tend to focus on the short term while forgetting the long term. At VASCO, we are determined to focus on both our short and our long term success.

With our strong fundamentals, including a healthy cash position, no debt and 26 consecutive profitable quarters, we are better equipped than many to weather this economic storm.

We are convinced that VASCO will be a stronger company than before the crisis began, once the banking market recovers. The evolution of our non-banking business, our multi-level diversification and our strong fundamentals are all strong indicators to support this view.

In conclusion, I would like to congratulate VASCO’s employees for their outstanding work. Our people are professional, hard working, focused and dedicated. The ingredients of a winning team are a good organization, good coaching, professionalism, know-how and the right spirit. I am convinced that VASCO has that winning team.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Comments by Jan Valcke:

Thank you, Ken.

Ladies and gentlemen, no company is immune to the current global recession. Nevertheless, Q2, 2009 was VASCO’s second profitable quarter this year.

Due to VASCO’s focus, business mix, and execution, the company has been able to stay successful in today’s challenging business climate.

In the first quarter 09 earnings call, we identified some important business trends. These trends are still valid today.

First, our existing banking customers are reducing and carefully managing their inventory of DIGIPASS authentication products. Due to the effect of the financial crisis, they are ordering new products in a conservative way, with more, but smaller orders as a result. As a consequence, we are getting a reduced volume from our banking business. Nevertheless, as Ken already mentioned, we are seeing an increased demand for our products in new projects, and an increase in RFP’s.

Second, our non–banking business has not been affected as much by the economic situation. Revenue from Enterprise and Application Security is fast growing.

What does this mean for our business mix? The proportion of Enterprise and Application Security is growing and is offsetting, somewhat, the banking sector’s lower volume. The revenue from Enterprise and Application Security also produces higher gross margins and is contributing to VASCO’s profitability.

The fact that VASCO is free of debt and has a healthy cash position, allows us to maintain our focus and gives us the opportunity to keep investing in the development of our Enterprise and Application Security markets AND the maintenance of our banking market. We need to keep investing in the banking market. During Q2, we organized or participated in several banking events, such as the trade show CIAB in Brazil and our Banking Summit in Beijing.

In the technological area, we are building on the strong foundations we developed last year. VASCO is further strengthening its offerings in the software, PKI and services area. For new technology, VASCO has a “make or buy” strategy in place. Once we are convinced that a new technology is required by our customers, we try to locate and buy a small company that already has the technology. We call this a technology “tuck-in.” If we are not able to find such a company, we make the product ourselves.

As a conclusion, I can say that VASCO is well armed not only to overcome the recession, but to come out stronger once the economy picks up again.

I repeat: our non-banking business is growing quickly. We believe that our banking revenue has temporarily decreased due to the world’s economic situation and specific challenges in the financial sector.

We believe that VASCO will be a stronger company than before, once the crisis in banking has bottomed out. The maturity of our non-banking markets and the further growth of our reseller channel will contribute to that evolution.

Thank you

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the second quarter of 2009 were $24.5 million, a decrease of $10.9 million or 31% from the second quarter of 2008. For the first six months, revenues were $47.6 million, a decrease of $16.7 million or 26% from the comparable period in 2008.

The decrease in revenue for the second quarter and first six months reflected significant declines in revenues from the banking market partially offset by increases in revenues from the enterprise security market. Revenues from the banking market decreased 43% and 35% for the second quarter and first six months of 2009, respectively, when compared to the same periods in 2008. Revenues from the enterprise security market increased 28% and 15% for the second quarter and first six months of 2009, respectively, when compared to the same periods in 2008.

It should also be noted that the comparison of revenues was negatively impacted by the stronger U.S. dollar in 2009. We estimate that revenues in the second quarter and first six months of 2009 were approximately $1.8 million and $3.7 million lower, respectively, than they would have been had the exchange rates in 2009 been the same as in 2008.

The percentage of revenue coming from the Enterprise Security market has increased substantially in 2009 when compared to 2008. The distribution of our revenue in the second quarter of 2009 between our two primary markets was approximately 68% from Banking and 32% from Enterprise Security. This compares to 83% from Banking and 17% from Enterprise Security in Q2 2008.

For the first six months of 2009, 71% of our revenue was from Banking and 29% from Enterprise Security and compares to 82% from Banking and 18% from Enterprise Security for the first six months of 2008.

Our revenues continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the second quarter was approximately 70% from Europe, 6% from the U.S., 9% from Asia and the remaining 15% from other countries.

The geographic distribution of our revenue for the first six months of 2009 was approximately 71% from Europe, 5% from the U.S., 11% from Asia and the remaining 13% from other countries.

Gross profit as a percentage of revenue for the second quarter and first six months of 2009 was approximately 68% and 70%, respectively. In 2008, gross profit as a percentage of revenue was 72% in the second quarter and 71% for the six months ended June 30th.

The decrease in gross profit as a percentage of revenue for 2009 compared to 2008 primarily reflects a decline in non-hardware revenue as a percentage of total revenue, an unfavorable change in the mix of products sold and the impact of currency, partially offset by the benefit of our enterprise security revenues increasing as a percentage of total revenue.

Our non-hardware revenues were 24% and 22% of total revenue for the quarter and first six months of 2009, respectively and compares to 25% and 23% of total revenue for the quarter and first six months of 2008.

The mix of products sold in the second quarter and first six months of 2009 reflected an increase in card readers sold as a percentage of total revenue when compared to the same periods in 2008. Revenues from card readers were 22% and 18% of our revenue for the second quarter and first six months of 2009, respectively, compared to 20% and 17%, respectively for the comparable periods in 2008. As noted on previous calls, our card reader product line has lower margins due to competitive pricing pressures.

In addition, the strengthening of the U.S. dollar compared to the Euro also contributed to the decline in our gross margins as a percentage of revenue. We estimate that the strengthening of the U.S. dollar versus the Euro decreased our gross margin percentage by approximately 2.2 percentage points for the second quarter and first six months of 2009 compared to the comparable periods in 2008.

Operating expenses for the second quarter of 2009 were $15.4 million, a decrease of $1.0 million or 6% from the second quarter of 2008. Operating expenses for the first six months of 2009 were $27.3 million, a decrease of $3.2 million or 11% from the same period in 2008.

Operating expenses for the second quarter of 2009 included $427,000 of expense related to stock-based incentive plans. For the first six months of 2009, operating expenses included a benefit of $1.3 million related to stock-based incentive plans. As noted in our the first quarter conference call, we reversed of approximately $2.0 million of accruals that had been established in prior years for long-term, incentive-based compensation plans where it is no longer likely that the performance targets will be met.

Stock-based incentive plan expenses in the second quarter and first six months of 2008 were $803,000 and $1,473,000, respectively.

It should also be noted that the comparison of operating expenses in 2009 to 2008 was positively impacted by the stronger U.S. dollar in 2009. We estimate that expenses were $1.9 million and $3.3 million lower for the second quarter and first six months, respectively, than they would have been had the exchange rates in 2009 been the same as in 2008.

For the second quarter, including the benefit of currency, operating expenses decreased by $1.0 million, or 11% in sales and marketing, increased by $51,000 or 2% in research and development, and decreased by $30,000 or 1% in general and administrative when compared to the second quarter in 2008. The decrease in the sales and marketing expense primarily reflected the benefit of the change in exchange rates, partially offset by our increased investment in sales staff and costs associated with the opening sales offices in Brazil, India and Japan. The increase in research and development expense primarily reflected our increased investment in R&D staff, partially offset by the benefit of the change in exchange rates. The decrease in the general and administrative expense primarily reflected lower recruiting expenses, lower provisions for uncollectible accounts receivable and the benefit of the change in exchange rates partially offset by our increased investment in staff. As a result of our investment in new staff throughout 2008, our average headcount in the second quarter of 2009 was 16 persons, or 11%, higher in sales, marketing and operations staff; 19 persons, or 25% higher in R&D staff; and 11 persons, or 30% higher in general and administrative staff.

For the first six months of 2009, operating expenses decreased by $1.6 million, or 10% in sales and marketing, $195,000 or 3% in research and development, and $1.2 million or 15% in general and administrative when compared to the same period in 2008. In addition to the reasons noted for the changes in the second quarter, the decreases in expense for the first six months reflected the benefit from the reduction in stock-based incentive plan compensation expense noted previously. Our average headcount for the first six months of 2009 was 23 persons, or 16%, higher in sales, marketing and operations staff; 14 persons, or 18% higher in R&D staff; and 12 persons, or 34% higher in general and administrative staff.

Operating income for the second quarter of 2009 was $1.4 million, a decrease of $7.7 million or 85% from the $9.0 million reported in the second quarter of 2008. For the first six months, operating income was $6.1 million in 2009, a decrease of $8.8 million or 59% from the $14.9 million reported in 2008

Operating income as a percent of revenue, or operating margin, was 5.5% for the second quarter and 12.8% for the first six months of 2009. In 2008, our operating margins were 25.5% for the quarter and 23.1% for the first six months. While we have benefited from our cost containment actions, the decrease in operating margin reflects the fact that we have continued to maintain the investments we made in our infrastructure in 2008 that will be needed to support future growth.

The Company reported income tax expense of $680,000 for the second quarter and $1.8 million for the first six months of 2009. The effective tax rate was 25% for both the second quarter and first six months of 2009.

For 2008, the Company reported income tax expense of $1.8 million for the second quarter and $3.3 million for the first six months. The effective tax rate reported in 2008 was 20% for the second quarter and 21% the six month period ended June 30th.

The effective rates for both 2009 and 2008 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The increase in the tax rate is primarily attributable to reduction in pretax profits. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $3.2 million for the second quarter and $8.5 million for the first six months of 2009. EBITDA was $6.7 million or 67% lower in the second quarter and $8.4 million or 50% lower than in the first six months of 2008.

The makeup of our workforce as of June 30, 2009 was 298 people worldwide with 156 in sales, marketing and customer support, 95 in research and development and 47 in general and administrative. The average headcount for the second quarter of 2009 was 45 persons or 17% higher than the average headcount for the second quarter of 2008. The average headcount for the first six months of 2009 was 49 persons or 19% higher than the average headcount for the same period in 2008.

Our strong cash and working capital balances continued to increase during the second quarter of 2009. As of June 30, 2009, our net cash balance, which is defined as total cash less bank borrowings, was $67.6 million, an increase of $10.3 million, or 18% from $57.3 million at March 31, 2009 and an increase of $9.9 million, or 17%, from $57.7 million at December 31, 2008. As of June 30, 2009, our working capital balance was $79.9 million, an increase of $4.7 million, or 6% from $75.3 million at March 31, 2009 and an increase of $4.0 million, or 5%, from $75.9 million at December 31, 2008. We had no debt outstanding during the quarter.

During the quarter our Days Sales Outstanding in accounts receivable decreased to 65 days as of June 30, 2009 from 84 days at March 31, 2009 and from 79 days at December 31, 2008. The decrease in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt Final Remarks:

Summing up, we expect to be profitable for the full year 2009 through focus and execution. We will continue to invest in our marketing activities, our people and our infrastructure while containing our costs. In light of the continued uncertainty in the market, VASCO will continue to temporarily discontinue providing annual guidance.

At this time we will open the call for your questions. Operator?

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q3, 2009. As always, you can rely on VASCO’s people to do their very best!